EXHIBIT 99.1

Noble International Announces

Second Quarter Financial Results

TROY, MI – AUGUST 6, 2008 – Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) reported financial results for the second quarter ended June 30, 2008.

SECOND QUARTER HIGHLIGHTS:

•	Diluted earnings per share of $0.35 versus $0.13 a year ago

•	Net sales of $314.9 million, up 72.4% versus a year ago

•	Operating profit of $11.9 million versus $6.3 million a year ago

•	Free Cash Flow of $31.2 million versus $11.6 million a year ago

•	Inventory levels were reduced by $13.7 million since March 31, 2008

•	Net debt levels were reduced by $26.5 million since March 31, 2008

For the second quarter of 2008, Noble reported net sales of $314.9 million and net earnings of $9.0 million, or $0.35 per diluted share. The results reflect the negative impact of a $1.0 million after-tax charge, or $0.03 per diluted share, related to severance for certain executives who departed the Company. These financial results compare with net sales of $182.7 million and net earnings of $1.8 million, or $0.13 per diluted share, for the second quarter of 2007.

“In the second quarter, we realized the benefits of our geographic and customer diversification efforts,” stated Thomas L. Saeli, Noble’s Chief Executive Officer. “Despite the challenging North American operating environment which was exacerbated by the UAW strike of American Axle in April and May, we were still able to deliver solid earnings in the second quarter due to the strong performance of our overseas operations.”

Total North American light vehicle production in the second quarter of 2008 was down 14.2% versus the second quarter of 2007. Total “Detroit 3” North American light vehicle production was down 19.9% over the same time period. This negative market environment was primarily responsible for net sales in North America decreasing by $37.1 million, a 20.9% decrease versus the second quarter of 2007. However, the North American sales decrease was more than offset by $166.2 million of revenue at facilities acquired from ArcelorMittal (“the Arcelor Business”) and a $3.2 million increase in sales at the Company’s Australian operations.

The North America segment reported operating profit of $1.5 million on $143.7 million of sales in the second quarter of 2008 versus operating profit of $8.3 million on sales of $177.5 million in the second quarter of 2007. The decrease in operating profit was primarily driven by the large reduction in light vehicle production in North America. Corporate and central costs contributed an operating loss of $4.4 million in the second quarter of 2008 versus an operating loss of $2.2 million in the second quarter of 2007. The larger loss was attributable in part to severance costs for certain departed executives as well as increased professional costs.

The Europe/Rest of World segment reported operating profit of $14.8 million on $170.3 million of sales in the second quarter of 2008. In the first quarter of 2008, the Europe/Rest of World segment reported operating profit of $5.9 million on $145.3 million of sales. The increase in sales was driven by higher production volumes and an increase in steel and scrap pricing. The increase in operating profit was driven by margin on higher volumes, operational efficiencies, scrap pricing, timing of steel price increases and a reduction in professional fees.

Noble’s Chief Financial Officer, David J. Fallon commented, “Given the drastic reduction in North American light vehicle production, management across the Company focused on cost reductions, managing capital spending and reducing working capital. The results of these efforts are demonstrated by our strong Free Cash Flow figures for the second quarter.”

Free Cash Flow in the second quarter of 2008 was $31.2 million. These figures compare with Free Cash Flow of $11.6 million in the second quarter of 2007. The Free Cash Flow realized in the second quarter of 2008 was primarily utilized to pay down net indebtedness by $26.5 million and distribute approximately $1.9 million of dividends to common shareholders.

In the second quarter, management implemented cost saving strategies primarily related to scrap, quality and labor which should yield $12.0 million of annual cost savings in 2009. In addition, the Company progressed on its rationalization efforts related to the closure of two North American facilities and the restructuring of two contract manufacturing operations in Europe. These initiatives, once completed, will result in approximately $11.0 million of cost savings in 2009. In light of the current and forecasted economic conditions, management will continue to assess the appropriateness of the Company’s manufacturing footprint, and is ready to implement further restructuring efforts should they be necessary.

In addition to the above cost reductions, management initiated other cash generating activities in the second quarter in response to the decreasing light vehicle production. Management spent significant time decreasing working capital levels and scrutinizing capital expenditure requirements. In the second quarter, the Company generated $15.9 million of cash from reducing its working capital needs, which included a $13.7 million reduction of inventory levels. Capital expenditures in the second quarter were $8.1 million, and the Company’s year-to-date capital spending through the second quarter was $16.3 million. Management originally had estimated full year capital expenditures of $35 million but now anticipates a significantly lower figure.

Noble’s Chief Executive Officer, Thomas L. Saeli commented, “Despite the headwinds of the North American light vehicle production environment, we delivered strong results in the second quarter. The cost savings initiatives and working capital discipline we implemented in the past six months will make the Company much stronger when economic conditions provide for a better operating environment. That being said, there is still significant uncertainty regarding short term economic conditions and fuel prices and their impact on global light vehicle production. Given this uncertainty, we are choosing not to update our previous full year 2008 guidance that we will be profitable for the full year.”

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss its operating results for the second quarter ended June 30, 2008 at 10 AM ET, Thursday, August 7, 2008. The dial-in numbers for the call are (800) 690-3108 or (404) 665-9934 and the conference ID number is 57728525. A replay of the conference call will be available through August 14, 2008 by dialing (800) 642-1687 or (706) 645-9291. The passcode for the replay is 57728525.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding EBITDA adjusted for other non-cash items (“Adjusted EBITDA”) and “Free Cash Flow,” both non-GAAP financial measures. Adjusted EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization as well adjustments for other non-cash items. Free Cash Flow represents net cash provided by operating activities less purchases of property, plant and equipment.

Adjusted EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s operating performance. While widely used, however, Adjusted EBITDA is not identically calculated by companies presenting Adjusted EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that Adjusted EBITDA is useful to both management and investors in their analysis of the Company’s operating performance. Further, management uses Adjusted EBITDA for planning and forecasting in future periods and Free Cash Flow is useful in analyzing the company’s ability to service and repay its debt. For a reconciliation of Adjusted EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs. For more information see www.nobleintl.com.

Certain statements in this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include but are not limited to statements addressing operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results. These forward-looking statements are made on the basis of management’s assumptions and estimations when made and speak only as of the date thereof. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “would,” or “will” or variations of such words and similar expressions may identify such forward-looking statements. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Noble does not intend or undertake any obligation to update any forward-looking statements.

For more information contact:

Scott A. Kehoe
Treasurer
Noble International, Ltd.
(248) 519-0700

NOBLE INTERNATIONAL, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$314,949	$182,657	$629,047	$342,728
Cost of sales	283,773	168,650	573,976	315,129

Gross margin	31,176	14,007	55,071	27,599
Selling, general and administrative expenses	19,247	7,743	40,117	15,256

Operating profit	11,929	6,264	14,954	12,343
Interest income	175	72	260	159
Interest expense	(5,772)	(3,200)	(11,782)	(6,147)
Loss on extinguishment of debt	(929)	—	(929)	(3,285)
Net loss on derivative instruments	—	(1,751)	—	(1,751)
Other income, net	2,527	1,559	3,047	1,227

Income before income taxes, minority interest and equity loss	7,930	2,944	5,550	2,546
Income tax (benefit) expense	(1,274)	736	(1,990)	129

Income before minority interest and equity loss	9,204	2,208	7,540	2,417
Minority interest, net of tax	(235)	(289)	(527)	(464)
Equity loss, net of tax	(6)	(71)	(34)	(291)

Net Income	$8,963	$1,848	$6,979	$1,662

Basic earnings per common share	$0.38	$0.13	$0.30	$0.12

Diluted earnings per common share	$0.35	$0.13	$0.30	$0.12

Dividends declared and paid per share	$0.08	$0.08	$0.16	$0.16

Basic weighted average shares outstanding	23,660,552	14,138,242	23,633,959	14,132,597
Diluted weighted average shares outstanding	28,502,440	14,157,972	26,655,584	14,156,886

Reconciliation of Adjusted EBITDA to income before income taxes:
Income before income taxes, minority interest and equity loss	$7,930	$2,944	$5,550	$2,546
Depreciation	12,001	4,518	23,748	8,648
Amortization	1,467	553	2,895	1,122
Stock compensation	18	313	230	343
Loss on extinguishment of debt	929	—	929	3,285
Net loss on derivative instruments	—	1,751	—	1,751
Net interest expense	5,596	3,128	11,522	5,988

Adjusted EBITDA	$27,941	$13,207	$44,874	$23,683

Reconciliation of Free Cash Flow to net cash provided by operating activities:
Net cash provided by operating activities	$39,282	$15,734	$63,946	$22,717
Less: Purchases of property, plant and equipment	(8,071)	(4,178)	(16,314)	(13,890)

Free Cash Flow	$31,211	$11,556	$47,632	$8,827

NOBLE INTERNATIONAL, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$14,897	$3,332
Accounts receivable trade, net	181,690	160,664
Inventories, net	64,409	81,500
Unbilled customer tooling, net	6,909	8,825
Prepaid expenses	3,932	3,804
Income taxes receivable	4,705	5,842
Value added tax receivable	8,575	11,117
Deferred income taxes	3,544	3,781
Assets held for sale	2,248	—
Other current assets	11,127	12,625

Total Current Assets	302,036	291,490
Property, Plant and Equipment, net	264,762	264,163

Other Assets:
Goodwill	152,312	155,100
Other intangible assets, net	79,696	78,330
Other assets, net	15,935	14,608

Total Other Assets	247,943	248,038

Total Assets	$814,741	$803,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$164,566	$152,868
Accrued liabilities	32,386	35,125
Value added tax payable	6,774	3,831
Current maturities of long-term debt	37,413	49,795
Contingent consideration	15,705	14,746
Income taxes payable	1,074	1,021

Total Current Liabilities	257,918	257,386

Long-Term Liabilities:
Long-term debt, excluding current maturities	146,522	205,690
Convertible subordinated notes	86,216	36,216
Deferred income taxes	35,545	35,605
Other liabilities	10,180	10,018

Total Long-Term Liabilities	278,463	287,529

Minority Interest	6,168	5,641

Stockholders’ Equity
Common stock	16	16
Additional paid-in capital	223,177	222,057
Retained earnings	19,300	16,109
Accumulated other comprehensive income, net	29,699	14,953

Total Stockholders’ Equity	272,192	253,135

Total Liabilities & Stockholders’ Equity	$814,741	$803,691

NOBLE INTERNATIONAL, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$6,979	$1,662
Adjustments to reconcile net loss to net cash provided by operating activities:
Minority interest	527	464
Equity loss	34	291
Loss on extinguishment of debt	929	3,285
Net loss on derivative instruments	—	1,751
Amortization of financing fees included in interest expense	1,001	258
Depreciation and amortization	26,643	9,768
Deferred income taxes	(1,416)	(156)
Share-based compensation expense	230	392
Gain on sale of property, plant and equipment	51	(2)
Changes in operating assets and liabilities, net of acquisitions and foreign exchange:
Accounts receivable	(14,762)	(21,234)
Inventories	20,560	(1,353)
Prepaid and other assets	7,022	5,128
Accounts payable	7,967	20,985
Income taxes payable or receivable	1,313	691
Accrued liabilities	6,684	951
Excess tax benefit from share-based compensation arrangements	184	(164)

Net cash provided by operating activities	63,946	22,717

Cash flows from investing activities:
Purchases of property, plant and equipment	(16,314)	(13,890)
Proceeds from sale of property, plant and equipment	1,230	220
Investment in joint ventures	(814)	(187)
Additional direct costs paid for Pullman acquisition	—	(37)

Net cash used in investing activities	(15,898)	(13,894)

Cash flows from financing activities:
Net (payments) borrowings on revolving credit facilities	(23,192)	5,390
Repayments of borrowings under term loans	(86,124)	(7,070)
Repayments under other debt agreements	(3,829)	(1,178)
Proceeds from issuance of convertible subordinated debt	50,000	—
Proceeds from issuance of subordinated debt	31,249	—
Proceeds from issuance of common stock	187	1,163
Dividends paid on common stock	(3,788)	(2,262)
Financing fees	(937)	(90)
Excess tax benefit from share-based compensation arrangements	148	164

Net cash used in financing activities	(36,286)	(3,883)

Effect of exchange rate changes on cash and cash equivalents	(197)	28

Net increase (decrease) in cash and cash equivalents	11,565	4,968
Cash and cash equivalents at beginning of period	3,332	6,587

Cash and cash equivalents at end of period	$14,897	$11,555